Exhibit 7

GRUMA, S.A. DE C.V. AND SUBSIDIARIES
Computation of ratio of earnings to fixed charges
Thousands of pesos of purchasing power as of December 31,2002)

			Mexican GAAP					US GAAP
			Year ended December 31,					Year ended December 31,

			1998	1999	2000	2001	2002	1998	1999	2000	2001	2002

Income before income tax and other items			656,826	1,376	386,389	747,840	1,001,673	659,614	(371,075)	193,186	752,602	881,416
Add:
Interest expense			464,576	708,342	835,191	670,183	566,649	534,544	762,809	885,830	682,905	582,698
One-third of operating rental expense			138,206	136,016	145,404	125,793	122,235	146,674	138,331	149,114	122,570	119,558

Earnings	(a	)	1,259,608	845,734	1,366,984	1,543,816	1,690,557	1,340,832	530,065	1,228,130	1,558,077	1,583,672
Fixed charges
Interest expense			464,576	708,342	835,191	670,183	566,649	534,544	762,809	885,830	682,905	582,698
Capitalized Interest			40,114	7,070	6,113	—	—	35,121	6,960	6,381	—	—
One-third of operating rental expense			138,206	136,016	145,404	125,793	122,235	146,674	138,331	149,114	122,570	119,558

Total Fixed charges	(b	)	642,896	851,427	986,708	795,976	688,884	716,339	908,101	1,041,325	805,475	702,256
Ratio of earnings to fixed charges	(a)/	(b)	1.96	0.99	1.39	1.94	2.45	1.87	0.58	1.18	1.93	2.26